Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB FOURTH QUARTER REPORTED DILUTED EPS $1.47

ADJUSTED DILUTED EPS $1.66, +8%

2020 ADJUSTED DILUTED EPS FORECAST $6.33 TO $6.53, +9%  TO  12%

FOURTH QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.47, +9%.
•

Adjusted diluted EPS $1.66, +8%, excluding special gains and charges and discrete tax items. Excluding the estimated impact of a European Healthcare product recall, adjusted diluted earnings per share would have been +10% to $1.69.

•

Reported sales +2%. Acquisition adjusted fixed currency sales +1%  as growth in the Industrial, Institutional and Other segments was partially offset by a 3% decline in Energy. Excluding the Upstream Energy business (recently renamed ChampionX), acquisition adjusted fixed currency sales were +3%.

•

Reported operating margins -80 bps. Strong adjusted fixed currency operating margin expansion, +60 bps, led by double-digit Industrial and Energy segment income growth, as pricing, lower delivered product costs and cost efficiency actions more than offset investments in the business and the recall.

2020 FORECAST:

•

Full year 2020 adjusted diluted EPS forecast (including ChampionX) $6.33 to $6.53, +9% to +12%, as improving new business growth, pricing and cost efficiencies are expected to more than offset investments in the business and an estimated unfavorable $0.05 per share from the coronavirus outbreak in the first quarter.

	Fourth Quarter Ended December 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2019	2018	Change	2019	2018	Change
Net sales	$ 3,823.6	$ 3,760.5	2%	$ 3,823.6	$ 3,760.5	2%
Operating income	560.4	581.9	(4)%	637.1	600.7	6%
Net income attributable to Ecolab	429.6	395.1	9%	485.9	449.1	8%
Diluted earnings per share	$ 1.47	$ 1.35	9%	$ 1.66	$ 1.54	8%

				Adjusted
	Fixed Currency Rates		%	Fixed Currency Rates		%
	2019	2018	Change	2019	2018	Change
Net sales	$ 3,880.3	$ 3,778.9	3%	$ 3,880.3	$ 3,778.9	3%
Operating income	568.9	585.3	(3)%	645.6	604.1	7%

Results shown in this release are preliminary until our financial statements are filed in our 2019 Form 10-K.  See the “Non-GAAP Financial Information” section of this release for further discussion regarding adjusted financial information.    Unless otherwise stated, forecasts include ChampionX.

ST. PAUL, Minn., February 18, 2020:  Better pricing, new business gains, product innovation and cost efficiencies more than offset investments in the business and the Healthcare product recall to yield an 8% increase in fourth quarter 2019 adjusted diluted earnings per share.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “We accomplished a great deal in 2019 that we expect will benefit us going forward. We successfully completed a major North American ERP implementation, separated our Upstream Energy business (ChampionX) to facilitate a merger with Apergy Corporation, continued to build and develop both our management team and our global operations, expanded our sustainability commitments and performance, continued our digital investments and drove record new business results in the second half. We accomplished all this while delivering both a double-digit free cash flow increase and another year of double-digit adjusted earnings growth.

“Further, we delivered solid earnings growth in the fourth quarter while re-starting our volume momentum build. Margins continued to expand as expected reflecting the strong pricing and efficiency work over the last two years. This drove an 8% adjusted diluted earnings per share increase, which rose 10% when excluding the headwind from the Healthcare product recall. Importantly, the underlying metrics continue to improve, particularly business retention and business gains, and we expect this to continue and translate into sales acceleration as we move into 2020.

“As we look to 2020, we expect another strong earnings year despite a challenging environment. We have assumed a $0.05 impact in the first quarter for the coronavirus outbreak; we are not yet able to estimate and forecast the impact for the second quarter through fourth quarter. We also face an estimated $0.12 per share from pension and currency headwinds for the year. However, we have strong underlying new business momentum and our innovation pipeline is strong, including our multiple-year digital investments. Additionally, our North American ERP system work completed in 2019 enables us to more fully leverage our scale, driving further efficiencies. Therefore, we see our sales trends improving throughout the year, and coupled with continued margin expansion, driving another year of strong adjusted earnings growth. Importantly, we plan to continue our significant but high value investments in digital technology and product innovation, which along with our focus on talent, are key to our continued success long term.”

Fourth Quarter 2019 Consolidated Results

Ecolab's fourth quarter reported sales increased 2% and fixed currency sales increased 3%.    Acquisition and divestiture adjusted fixed currency sales increased 1% when compared to the prior year.  Excluding the ChampionX business, acquisition adjusted fixed currency sales increased 3%.

Fourth quarter 2019 reported operating income decreased 4% and fixed currency operating income decreased 3%; both include the impact of special charges, which primarily relate to our previously announced efficiency initiative and the planned separation of the ChampionX business. Adjusted fixed currency operating income increased 7%.  Pricing, lower delivered product costs and cost efficiency initiatives more than offset investments in the business and the recall during the quarter.

Reported other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, decreased 33%. Excluding special charges related to pension settlements and curtailments, adjusted other income increased 15%.

Reported interest expense decreased 14%  in the quarter primarily reflecting higher interest income and lower outstanding debt.

The reported income tax rate for the fourth quarter of  2019 was 17.7% compared with the reported rate of 27.0% in the fourth quarter of 2018.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.1% in the fourth quarter of 2019 compared with 19.9% for the same period last year.

Fourth quarter 2019 reported net income attributable to Ecolab increased 9%.  Excluding the impact of special gains and charges and discrete tax items, adjusted net income attributable to Ecolab increased 8%.

Reported diluted earnings per share increased 9%. Adjusted diluted earnings per share rose 8% when compared against fourth quarter 2018.  Currency translation had a $0.01 unfavorable impact on fourth quarter 2019 adjusted diluted earnings per share.

Ecolab reacquired approximately 30,000 shares of its common stock during the fourth quarter of 2019.

Fourth Quarter 2019 Segment Review

Global Industrial

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 1,467.9	$ 1,391.3	6%	4%
Operating income	258.4	226.8	14%	13%
Operating income margin	17.6%	16.3%
Acq. adj. operating income margin	17.8%	16.3%

Public currency
Sales	$ 1,438.8	$ 1,381.0	4%
Operating income	254.0	224.0	13%

Acquisition adjusted fixed currency sales rose 4%  led by good growth in Water, Food & Beverage and Life Sciences.  Acquisition adjusted fixed currency operating income increased 13%  reflecting improved pricing and lower delivered product costs.

Global Institutional

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 1,339.6	$ 1,296.6	3%	2%
Operating income	274.4	278.0	(1)%	0%
Operating income margin	20.5%	21.4%
Acq. adj. operating income margin	21.0%	21.4%

Public currency
Sales	$ 1,322.1	$ 1,290.5	2%
Operating income	272.2	276.8	(2)%

Acquisition adjusted fixed currency sales grew 2% led by Specialty. Segment sales were impacted by previous low margin business exits that softened fourth quarter growth and a Healthcare product recall. Acquisition adjusted fixed currency operating income was flat as pricing and cost savings actions offset investments in the business and the impact of the Healthcare recall.  Adjusted for the Healthcare product recall, acquisition adjusted fixed currency sales rose 3% and acquisition adjusted fixed currency operating income rose 3%.

Global Energy

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 845.4	$ 871.9	(3)%	(3)%
Operating income	108.2	94.6	14%	14%
Operating income margin	12.8%	10.8%
Acq. adj. operating income margin	12.8%	10.9%

Public currency
Sales	$ 838.2	$ 870.8	(4)%
Operating income	106.4	95.2	12%

Acquisition adjusted fixed currency sales decreased 3%.  ChampionX sales were slightly lower as a significant decline in the well stimulation business (reflecting the reduced North American industry activity) was partially offset by good growth in production sales. Downstream sales rose modestly.  Acquisition adjusted fixed currency operating income increased 14%  as cost savings actions,  lower delivered product costs and pricing more than offset the impact of lower volume.

Other

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 227.4	$ 219.1	4%	4%
Operating income	44.2	46.0	(4)%	(4)%
Operating income margin	19.4%	21.0%
Acq. adj. operating income margin	19.4%	21.0%

Public currency
Sales	$ 224.5	$ 218.2	3%
Operating income	43.7	45.8	(5)%

Acquisition adjusted fixed currency sales increased 4%, led by Pest Elimination.  Acquisition adjusted fixed currency operating income decreased 4%  as pricing and sales volume gains were more than offset by investments in the business and comparison to strong income growth in the year ago period.

Corporate

Corporate expense includes amortization expense of $39 million in the fourth quarter of 2019 and $41 million in the fourth quarter of 2018 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $77 million in 2019. These charges are primarily related to the planned separation of the ChampionX business, the previously announced efficiency initiative and the Healthcare product recall.

Special gains and charges for the fourth quarter of 2019, which also includes a net pension settlement and curtailment charge of $9 million recorded in Other (income) expense, were a net charge of $86 million ($72 million after tax).

Special gains and charges for the fourth quarter of 2018 were a net charge of $19 million ($14 million after tax) primarily related to the previously announced efficiency initiative.

ChampionX Separation

On December 19, 2019, Ecolab announced a definitive agreement in which Ecolab will separate the ChampionX business and simultaneously combine it with Apergy Corporation in a tax-free Reverse Morris Trust transaction.

We continue to believe this transaction is an excellent development for both Apergy and ChampionX, bringing together two established industry leaders, creating a strong and focused entity with an experienced management team, considerable scale and a broader range of solutions that better serve customer needs.  These commercial merits, together with the significant synergies expected to be realized through the combination, are expected to drive attractive shareholder value for Ecolab shareholders.

The transaction is subject to customary closing conditions, including the effectiveness of Apergy and Ecolab SEC filings, Apergy shareholder approval, consummation of the ChampionX separation from Ecolab, and regulatory approvals.  The transaction is expected to be completed by the end of the second quarter of 2020. Upon completion of the separation, ChampionX will be accounted as a discontinued operation for Ecolab’s full year 2020.

For the full year 2019, ChampionX unaudited sales were approximately $2.3 billion, with unaudited operating income of approximately $180 million (which includes Ecolab allocated costs).

Following the separation, ongoing Ecolab will also be impacted by stranded costs of approximately $70 million, which are expected to be offset by cost savings actions through 2021.

Business Outlook

The outlook provided below is for consolidated Ecolab operations and continues to include the ChampionX business.

2020

Ecolab expects full year 2020 adjusted diluted earnings per share in the $6.33 to $6.53 range, rising 9% to 12% over 2019. This forecast includes an estimated unfavorable $0.05 per share impact from the effects of the coronavirus outbreak in the first quarter; we are not yet able to estimate and forecast the impact for the second quarter through fourth quarter.

We expect good acquisition adjusted fixed currency sales growth in 2020 as improving volume gains and continued pricing benefit sales.  We look for improving adjusted gross margin reflecting volume gains, pricing, flattish delivered product costs and cost efficiency actions.  We expect a lower SG&A ratio to sales, lower other income as lower interest rates result in unfavorable pension expense,  higher interest expense and a similar adjusted tax rate versus 2019.

We expect currently quantifiable special charges in 2020 to be $0.45 to $0.55 per share principally related to the previously announced efficiency initiative, planned ChampionX separation and integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency translation to have an  unfavorable $0.04 impact on full year diluted earnings per share.

Our detailed outlook for the full year of 2020 is as follows:

Adjusted Gross Margin, excluding special gains and charges	42%-43%
SG&A % of Sales	approx. 26%
Other income and expense	approx. $55 million
Interest expense, net	approx. $205 million
Adjusted tax rate	20%-21%
Noncontrolling interest	approx. $0.06
Adjusted EPS, excluding special gains and charges	$6.33-$6.53
Diluted shares	approx. 292 million

Reported 2019 diluted earnings per share of $5.33 included special gains and charges and discrete tax items. Excluding these items, 2019 adjusted diluted earnings per share were $5.82.

Ecolab expects the year-on-year 2020 adjusted diluted earnings per share growth for ongoing Ecolab operations, excluding the ChampionX business from both years, will show a similar percentage increase as its consolidated forecasted adjusted diluted earnings per share discussed above.

2020 — First Quarter

Ecolab expects first quarter 2020 adjusted diluted earnings per share in the $1.05 to $1.13 range, rising 2% to 10% compared with adjusted diluted earnings per share of $1.03 a year ago, with this forecast including an estimated unfavorable $0.05 per share impact from the effects of the coronavirus outbreak.

We expect currently quantifiable special charges in the first quarter of 2020 to be approximately $0.30 per share, principally related to the planned ChampionX business separation,  previously announced efficiency initiative and integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency to have an unfavorable $0.01 impact on  first quarter diluted earnings per share.

Our detailed outlook for the first quarter of 2020 is as follows:

Adjusted Gross Margin, excluding special gains and charges	41%-42%
SG&A % of Sales	approx. 29%
Other income and expense	approx. $15 million
Interest expense, net	approx. $50 million
Adjusted tax rate	20%-21%
Noncontrolling interest	approx. $0.02
Adjusted EPS, excluding special gains and charges	$1.05-$1.13
Diluted shares	approx. 293 million

Reported first quarter 2019 diluted earnings per share of $1.01 included special gains and charges and discrete tax items. Excluding these items, first quarter 2019 adjusted diluted earnings per share were $1.03.

About Ecolab

A trusted partner at nearly three million commercial customer locations, Ecolab (ECL) is the global leader in driving business performance while protecting people and vital resources. With annual sales of $15 billion and 50,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to advance food safety, protect public health, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated separation of our ChampionX business into a new stand-alone company and merger with Apergy Corporation and the expected timing for completing the transaction, statements regarding our financial and business performance and prospects, including forecasted 2020 first quarter and full-year financial and business results, sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding, volume, pricing, delivered product costs, foreign currency, special gains and charges and quantifiable discrete tax items, the impact of the coronavirus outbreak, and amount and type of restructuring or efficiency initiative costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed ChampionX transaction may not be consummated within the anticipated period or at all and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. If we experience delays or fail to successfully execute on our plans, our goals for such initiatives may not be achieved.  With respect to the coronavirus, our China business will be impacted by the actions of the Chinese authorities to address the outbreak and the protracted shortages of raw materials and logistics on our supply chain.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; the possibility that the proposed ChampionX transaction will not be consummated within the anticipated time period or at all, we will not realize the intended benefits and tax treatment of the transaction and the new combined company will not perform as expected; our ability to attract and retain high caliber management talent to lead our business; our ability to develop competitive advantages through innovation and to commercialize digital solutions; exposure to global economic, political and legal risks related to our international operations including trade sanctions; difficulty in procuring raw materials or fluctuations in raw material costs; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Important Information About the Transaction between Ecolab, ChampionX and Apergy,  and Where to Find It

In connection with the proposed transaction between Ecolab, ChampionX and Apergy, ChampionX filed a registration statement on Form S-4/S-1 containing a prospectus and Apergy filed a registration statement on Form S-4 containing a prospectus (together, the “registration statements”) and a preliminary proxy statement on Schedule 14A with the SEC. Each of ChampionX and Apergy expect to file amendments to these filings before they become effective. Investors and security holders are urged to read the registration statements and Apergy’s preliminary proxy statement and any amendments to these filings as well as any other relevant documents to be filed with the SEC when they become available because they will contain important information about Apergy, ChampionX, Ecolab and the proposed transaction. The registration statements and Apergy’s proxy statement and other documents relating to the proposed transaction (when they become available) can also be obtained free of charge from the SEC’s website at www.sec.gov. The registration statements, Apergy’s proxy statement and other documents (when they are available) can also be obtained free of charge from Ecolab upon written request to Ecolab Inc., Attn: Investor Relations, 1 Ecolab Place, St. Paul, MN 55102, or by e-mailing investor.info@ecolab.com, or upon written request to Apergy, Investor Relations, 2445 Technology Forest Boulevard, The Woodlands, Texas 77381, or by e-mailing david.skipper@apergy.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Apergy. However, Apergy, Ecolab and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Apergy in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Ecolab may be found in its Annual Report on Form 10-K filed with the SEC on March 1, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 15, 2019. Information about the directors and executive officers of Apergy may be found in its Annual Report on Form 10-K filed with the SEC on February 27, 2019, its definitive proxy statement relating to its 2019 Annual Meeting of Stockholders filed with the SEC on March 25, 2019 and its preliminary proxy statement relating to the proposed transaction filed with the SEC on February 12, 2020.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	adjusted other income expense
•	adjusted interest expense
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share
•	adjusted diluted operating earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges, discrete tax items and certain external factors that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2019. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2019	2018	Change	2019	2018	Change

Product and equipment sales	$ 3,142.8	$ 3,107.1		$ 12,238.9	$ 12,128.6
Service and lease sales	680.8	653.4		2,667.4	2,539.6
Net sales	3,823.6	3,760.5	2%	14,906.3	14,668.2	2%
Product and equipment cost of sales	1,797.9	1,820.9		7,106.4	7,078.5
Service and lease cost of sales	420.3	395.9		1,617.0	1,547.4
Cost of sales (1)	2,218.2	2,216.8	0%	8,723.4	8,625.9	1%
Selling, general and administrative expenses	984.0	948.8	4%	3,957.5	3,968.6	0%
Special (gains) and charges (1)	61.0	13.0		211.6	126.7
Operating income	560.4	581.9	(4)%	2,013.8	1,947.0	3%
Other (income) expense	(13.4)	(19.9)	(33)%	(76.3)	(79.9)	(5)%
Interest expense, net (1)	46.2	53.9	(14)%	191.2	222.3	(14)%
Income before income taxes	527.6	547.9	(4)%	1,898.9	1,804.6	5%
Provision for income taxes	93.3	147.7	(37)%	322.7	364.3	(11)%
Net income including noncontrolling interest	434.3	400.2	9%	1,576.2	1,440.3	9%
Net income attributable to noncontrolling interest	4.7	5.1		17.3	11.2
Net income attributable to Ecolab	$ 429.6	$ 395.1	9%	$ 1,558.9	$ 1,429.1	9%

Earnings attributable to Ecolab per common share
Basic	$ 1.49	$ 1.37	9%	$ 5.41	$ 4.95	9%
Diluted	$ 1.47	$ 1.35	9%	$ 5.33	$ 4.88	9%

Weighted-average common shares outstanding
Basic	288.3	288.0	0%	288.1	288.6	0%
Diluted	292.6	292.2	0%	292.5	292.8	0%

(1) Cost of sales, Special (gains) and charges and Interest expense, net in the Consolidated Statement of Income above include the following:

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2019	2018		2019	2018

Cost of sales
Restructuring activities	4.2	5.8		20.4	12.1
Acquisition and integration activities	1.0	-		7.6	(0.6)
Other	10.5	-		10.5	(2.2)
Subtotal (a)	15.7	5.8		38.5	9.3

Special (gains) and charges
Restructuring activities	23.8	7.1		116.8	89.4
Upstream Energy separation	28.8	-		77.3	-
Acquisition and integration activities	0.7	4.1		5.6	8.8
Other	7.7	1.8		11.9	28.5
Subtotal	61.0	13.0		211.6	126.7

Interest expense, net	-	0.3		0.2	0.3
Pension Settlements/Curtailments	9.5	-		9.5	-

Total special (gains) and charges	$86.2	$19.1		$259.8	$136.3

(a) Special (gains) and charges of $15.7 million and $5.8 million in the fourth quarter of 2019 and 2018, respectively, and $38.5 million and $9.3 million for the twelve months ended December 31, 2019 and 2018, respectively, were recorded in product and equipment cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Fourth Quarter Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2019	2018	Change	2019	2018	Change
Net Sales
Global Industrial	$ 1,467.9	$ 1,391.3	6%	$ 1,438.8	$ 1,381.0	4%
Global Institutional	1,339.6	1,296.6	3%	1,322.1	1,290.5	2%
Global Energy	845.4	871.9	(3)%	838.2	870.8	(4)%
Other	227.4	219.1	4%	224.5	218.2	3%
Subtotal at fixed currency rates	3,880.3	3,778.9	3%	3,823.6	3,760.5	2%
Currency impact	(56.7)	(18.4)	*	-	-	*
Consolidated reported GAAP net sales	$ 3,823.6	$ 3,760.5	2%	$ 3,823.6	$ 3,760.5	2%

Operating Income
Global Industrial	$ 258.4	$ 226.8	14%	$ 254.0	$ 224.0	13%
Global Institutional	274.4	278.0	(1)%	272.2	276.8	(2)%
Global Energy	108.2	94.6	14%	106.4	95.2	12%
Other	44.2	46.0	(4)%	43.7	45.8	(5)%
Corporate	(116.3)	(60.1)	*	(115.9)	(59.9)	*
Subtotal at fixed currency rates	568.9	585.3	(3)%	560.4	581.9	(4)%
Currency impact	(8.5)	(3.4)	*	-	-	*
Consolidated reported GAAP operating income	$ 560.4	$ 581.9	(4)%	$ 560.4	$ 581.9	(4)%

	Year Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2019	2018	Change	2019	2018	Change
Net Sales
Global Industrial	$ 5,569.9	$ 5,220.2	7%	$ 5,500.7	$ 5,286.5	4%
Global Institutional	5,235.5	5,066.0	3%	5,187.0	5,098.5	2%
Global Energy	3,334.0	3,388.8	(2)%	3,317.7	3,421.1	(3)%
Other	907.5	855.7	6%	900.9	862.1	5%
Subtotal at fixed currency rates	15,046.9	14,530.7	4%	14,906.3	14,668.2	2%
Currency impact	(140.6)	137.5	*	-	-	*
Consolidated	$ 14,906.3	$ 14,668.2	2%	$ 14,906.3	$ 14,668.2	2%

Operating Income
Global Industrial	$ 854.7	$ 724.4	18%	$ 844.5	$ 735.6	15%
Global Institutional	1,042.2	1007.3	3%	1,035.7	1010.6	2%
Global Energy	379.1	338.5	12%	375.3	344.7	9%
Other	167.3	160.0	5%	166.2	160.7	3%
Corporate	(409.1)	(303.6)	*	(407.9)	(304.6)	*
Subtotal at fixed currency rates	2,034.2	1,926.6	6%	2,013.8	1,947.0	3%
Currency impact	(20.4)	20.4	*	-	-	*
Consolidated	$ 2,013.8	$ 1,947.0	3%	$ 2,013.8	$ 1,947.0	3%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2019	2018
Assets
Current assets
Cash and cash equivalents	$ 186.4	$ 114.7
Accounts receivable, net	2,796.5	2,662.5
Inventories	1,505.6	1,546.4
Other current assets	339.9	354.1
Total current assets	4,828.4	4,677.7

Property, plant and equipment, net	3,954.9	3,836.0
Goodwill	7,251.7	7,078.0
Other intangible assets, net	3,672.5	3,797.7
Operating lease assets	577.5	-
Other assets	584.1	685.1
Total assets	$ 20,869.1	$ 20,074.5

Liabilities and Equity
Current liabilities
Short-term debt	$ 380.6	$ 743.6
Accounts payable	1,284.3	1,255.6
Compensation and benefits	599.5	579.7
Income taxes	142.8	100.6
Other current liabilities	1,223.4	1,006.1
Total current liabilities	3,630.6	3,685.6

Long-term debt	5,973.5	6,301.6
Postretirement health care and pension benefits	1,088.0	944.3
Deferred income taxes	740.4	764.6
Operating lease liabilities	425.2	-
Other liabilities	285.6	324.8
Total liabilities	12,143.3	12,020.9

Equity
Common stock	359.6	357.0
Additional paid-in capital	5,907.1	5,633.2
Retained earnings	9,993.7	8,909.5
Accumulated other comprehensive loss	(2,089.7)	(1,761.7)
Treasury stock	(5,485.4)	(5,134.8)
Total Ecolab shareholders’ equity	8,685.3	8,003.2
Noncontrolling interest	40.5	50.4
Total equity	8,725.8	8,053.6
Total liabilities and equity	$ 20,869.1	$ 20,074.5

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2019	2018	2019	2018

Net sales
Reported GAAP net sales	$ 3,823.6	$ 3,760.5	$ 14,906.3	$ 14,668.2
Effect of foreign currency translation	56.7	18.4	140.6	(137.5)
Non-GAAP fixed currency sales	3,880.3	3,778.9	15,046.9	14,530.7
Effect of acquisitions and divestitures	(48.1)	(1.4)	(140.4)	(14.7)
Non-GAAP acquisition adjusted fixed currency sales	3,832.2	3,777.5	14,906.5	14,516.0
Less: Upstream acquisition adjusted fixed currency sales	579.4	613.5	2,339.4	2,403.6
Non-GAAP acquisition adjusted fixed currency sales, excluding Upstream	$ 3,252.8	$ 3,164.0	$ 12,567.1	$ 12,112.4

Cost of sales
Reported GAAP cost of sales	$ 2,218.2	$ 2,216.8	$ 8,723.4	$ 8,625.9
Special (gains) and charges	15.7	5.8	38.5	9.3
Non-GAAP adjusted cost of sales	$ 2,202.5	$ 2,211.0	$ 8,684.9	$ 8,616.6

Gross margin
Reported GAAP gross margin	42.0%	41.1%	41.5%	41.2%
Non-GAAP adjusted gross margin	42.4%	41.2%	41.7%	41.3%

Operating income
Reported GAAP operating income	$ 560.4	$ 581.9	$ 2,013.8	$ 1,947.0
Effect of foreign currency translation	8.5	3.4	20.4	(20.4)
Non-GAAP fixed currency operating income	568.9	585.3	2,034.2	1,926.6
Special (gains) and charges	76.7	18.8	250.1	136.0
Non-GAAP adjusted fixed currency operating income	645.6	604.1	2,284.3	2,062.6
Effect of acquisitions and divestitures	0.7	(0.3)	5.5	(0.4)
Non-GAAP acquisition adjusted fixed currency operating income	$ 646.3	$ 603.8	$ 2,289.8	$ 2,062.2

Operating income margin
Reported GAAP operating income margin	14.7%	15.5%	13.5%	13.3%
Non-GAAP adjusted fixed currency operating income margin	16.6%	16.0%	15.2%	14.2%
Non-GAAP acquisition adjusted fixed currency operating income margin	16.9%	16.0%	15.4%	14.2%

Other (income) expense
Reported GAAP other (income) expense	($13.4)	($19.9)	($76.3)	($79.9)
Special (gains) and charges	9.5	-	9.5	-
Non-GAAP adjusted other (income) expense	($22.9)	($19.9)	($85.8)	($79.9)

Interest expense, net
Reported GAAP interest expense, net	$ 46.2	$ 53.9	$ 191.2	$ 222.3
Special (gains) and charges, after tax	-	0.3	0.2	0.3
Non-GAAP adjusted interest expense, net	$ 46.2	$ 53.6	$ 191.0	$ 222.0

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2019	2018	2019	2018

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 429.6	$ 395.1	$ 1,558.9	$ 1,429.1
Special (gains) and charges, after tax	71.5	14.1	202.6	102.8
Discrete tax net expense (benefit)	(15.2)	39.9	(58.4)	4.7
Non-GAAP adjusted net income attributable to Ecolab	$ 485.9	$ 449.1	$ 1,703.1	$ 1,536.6

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.47	$ 1.35	$ 5.33	$ 4.88
Special (gains) and charges, after tax	0.24	0.05	0.69	0.35
Discrete tax net expense (benefit)	(0.05)	0.14	(0.20)	0.02
Non-GAAP adjusted diluted EPS	$ 1.66	$ 1.54	$ 5.82	$ 5.25
Pension	(0.01)		(0.02)
Currency exchange	0.01		0.13
Non-GAAP adjusted diluted operating EPS	$ 1.66	$ 1.54	$ 5.93	$ 5.25

Provision for Income Taxes
Reported GAAP tax rate	17.7%	27.0%	17.0%	20.2%
Special gains and charges	(0.1)	0.0	0.6	0.3
Discrete tax items	2.5	(7.1)	2.7	(0.2)
Non-GAAP adjusted tax rate	20.1%	19.9%	20.3%	20.3%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended December 31
(unaudited)	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,467.9	($28.3)	$ 1,439.6	$ 1,391.3	($1.3)	$ 1,390.0
Global Institutional	1,339.6	(19.0)	1,320.6	1,296.6	-	1,296.6
Global Energy	845.4	(0.1)	845.3	871.9	-	871.9
Other	227.4	(0.7)	226.7	219.1	(0.1)	219.0
Subtotal at fixed currency rates	3,880.3	(48.1)	3,832.2	3,778.9	(1.4)	3,777.5
Currency impact	(56.7)			(18.4)
Consolidated reported GAAP net sales	$ 3,823.6			$ 3,760.5

Operating Income
Global Industrial	$ 258.4	($1.8)	$ 256.6	$ 226.8	($0.6)	$ 226.2
Global Institutional	274.4	2.6	277.0	278.0	-	278.0
Global Energy	108.2	0.2	108.4	94.6	0.3	94.9
Other	44.2	(0.2)	44.0	46.0	-	46.0
Corporate	(39.6)	(0.1)	(39.7)	(41.3)	-	(41.3)
Adjusted at fixed currency rates	645.6	0.7	646.3	604.1	(0.3)	603.8
Special (gains) and charges	76.7			18.8
Reported OI at fixed currency rates	568.9			585.3
Currency impact	(8.5)			(3.4)
Consolidated reported GAAP operating income	$ 560.4			$ 581.9

	Year Ended December 31
	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 5,569.9	($103.3)	$ 5,466.6	$ 5,220.2	($11.9)	$ 5,208.3
Global Institutional	5,235.5	(35.4)	5,200.1	5,066.0	-	5,066.0
Global Energy	3,334.0	(0.1)	3,333.9	3,388.8	(2.5)	3,386.3
Other	907.5	(1.6)	905.9	855.7	(0.3)	855.4
Subtotal at fixed currency rates	15,046.9	(140.4)	14,906.5	14,530.7	(14.7)	14,516.0
Currency impact	(140.6)			137.5
Consolidated reported GAAP net sales	$ 14,906.3			$ 14,668.2

Operating Income
Global Industrial	$ 854.7	$ 1.3	$ 856.0	$ 724.4	($3.0)	$ 721.4
Global Institutional	1,042.2	4.3	1,046.5	1,007.3	-	1007.3
Global Energy	379.1	0.3	379.4	338.5	2.6	341.1
Other	167.3	(0.4)	166.9	160.0	-	160.0
Corporate	(159.0)	-	(159.0)	(167.6)	-	(167.6)
Adjusted at fixed currency rates	2,284.3	5.5	2,289.8	2,062.6	(0.4)	2,062.2
Special (gains) and charges	250.1			136.0
Reported OI at fixed currency rates	2,034.2			1,926.6
Currency impact	(20.4)			20.4
Consolidated reported GAAP operating income	$ 2,013.8			$ 1,947.0

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53	$ 1.35	$ 4.88
Adjustments:
Special (gains) and charges (1)	0.07	0.03	0.10	0.20	0.30	0.05	0.35
Discrete tax expense (benefits) (2)	0.00	0.04	0.04	(0.16)	(0.12)	0.14	0.02
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71	$ 1.54	$ 5.25

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$ 1.01	$ 1.27	$ 2.28	$ 1.59	$ 3.86	$ 1.47	$ 5.33
Adjustments:
Special (gains) and charges (3)	0.11	0.16	0.26	0.18	0.45	0.24	0.69
Discrete tax expense (benefits) (4)	(0.09)	-	(0.09)	(0.06)	(0.15)	(0.05)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.03	$ 1.42	$ 2.45	$ 1.71	$ 4.16	$ 1.66	$ 5.82

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2018 included a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million, $60.2 million and $9.7 million, net of tax, in the first, second, third and fourth quarters, respectively, acquisition and integration costs of $0.4 million, $0.9 million, $1.5 million and $3.0 million, net of tax, in the first, second, third and fourth quarters, respectively, and litigation and other charges and (gains) of $0.1 million, $1.0 million, ($1.6 million) and $1.4 million, net of tax, in the first, second, third and fourth quarters, respectively.

(2) Discrete tax expense (benefits) for 2018 included $6.8 million, $6.0 million, $10.7 million and $4.6 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million, $4.8 million and $31.7 million in the first, second, third and fourth quarters, respectively. Additionally, discrete tax expense (benefits) also includes ($4.6) million, ($0.1) million and $12.8 million of other tax (benefits) expense in the first, second and fourth quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.

(3) Special (gains) and charges for 2019 includes restructuring costs of $30.4 million,  $29.1 million,  $21.7 million and $25.4 million, net of tax, in the first, second,  third and fourth quarters, respectively relating primarily to the efficiency initiative. Special (gains) and charges also include charges relating to the ChampionX separation of $3.3 million,  $12.4 million,  $24.0 million and $31.8 million, net of tax, in the first, second, third and fourth quarters, acquisition and integration costs of $2.1 million $1.3 million,  $5.3 million and $1.2 million, net of tax, in the first, second,  third and fourth quarters, and net (gains) and charges for litigation and other charges of ($4.3) million,  $3.1 million, $2.7 million and $6.0 million, net of tax, in the first, second,  third and fourth quarters, respectively. Special (gains) and charges in the fourth quarter included Healthcare product recall costs of  $7.1 million, net of tax.

(4) Discrete tax expense (benefits) for 2019 includes ($18.7) million, ($13.1) million,  ($8.2) million and ($3.1)  million of tax benefits associated with stock compensation excess tax benefits in the first, second,  third and fourth quarters, respectively.  Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax of ($5.1) million, $6.3 million,  ($4.3) million and $0.0 million in the first, second,  third and fourth quarters and other discrete tax expense (benefits) of ($3.9) million,  $7.8 million,  ($4.0) million and ($12.1) million in the first, second,  third and fourth quarters, respectively.